Exhibit 99

Third Quarter 2007

Condensed Consolidated Statements of Income

(Unaudited) (In thousands, except per share data)	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Total interest income	$ 83,314	$ 76,416	$ 242,784	$ 214,943
Total interest expense	32,471	28,614	94,619	75,562
Net interest income	50,843	47,802	148,165	139,381
Provision for loan losses	1,875	2,029	5,625	6,360
Net interest income after provision for loan losses	48,968	45,773	142,540	133,021
Noninterest income	25,390	21,776	69,393	61,713
Noninterest expense	44,581	41,698	129,937	119,367,
Income before taxes	29,777	25,851	81,996	75,367
Income taxes	10,528	9,105	28,626	26,350
Net income	$ 19,249	$ 16,746	$ 53,370	$ 49,017

DATA PER COMMON SHARE:

	Three Months 2007	Three Months 2006	Nine Months 2007	Nine Months 2006
Diluted EPS	$ 2.32	$ 2.02	$ 6.39	$ 5.92
Dividends	0.65	0.58	2.32	1.66
Book value			54.44	47.61
Tangible book value			49.83	43.03
Appraised value			86.75 *	77.25 **

* Based on the latest independent appraised minority share valuation as of June 30, 2007, effective for transactions on or after August 13, 2007.

** Based on the independent appraised minority share valuation as of June 30, 2006, effective for transaction on or after August 10, 2006.

Selected Ratios

(Unaudited)	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
PERFORMANCE				
Return on avg common equity	17.95%	18.01%	16.96%	18.05%
Return on avg common equity excl market adj of securities	17.55%	17.24%	16.69%	17.52%
Return on avg assets	1.53%	1.39%	1.44%	1.40%
Net interest margin, FTE	4.51%	4.48%	4.47%	4.50%
Efficiency ratio	58.48%	59.93%	59.72%	59.36%
CREDIT QUALITY (Period End)				
Annualized provision for loan losses to average loans			0.22%	0.27%
Annualized net charge offs to average loans			0.06%	0.08%
Allowance for loan losses to loans			1.46%	1.43%
Allowance for loan losses to non-accruing loans			176.30%	293.78%
Non-accruing loans to total loans			0.83%	0.49%
CAPITAL ADEQUACY & LIQUIDITY				
Leverage capital ratio			8.79%	8.14%
Avg loans to avg deposits			88.83%	90.45%

Condensed Consolidated Balance Sheets

(Unaudited) (In thousands)	September 30, 2007	September 30, 2006
ASSETS		
Cash and due from banks	$ 160,875	$ 180,513
Federal funds sold	32,961	21,354
Interest bearing deposits	8,419	5,360
Investment securities	992,753	1,051,000
Loans	3,528,108	3,288,470
Less: allowance for loan losses	51,452	46,957
Net loans	3,476,656	3,241,513
Premises & equipment, net	123,425	119,796
Accrued interest receivable	38,733	34,046
Goodwill	37,380	37,380
Mortgage servicing rights	22,399	23,708
Company owned life insurance	66,332	64,071
Other assets	51,674	45,218
Total Assets	$ 5,011,607	$ 4,823,959
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits	$ 4,005,310	$ 3,616,063
Federal funds purchased	—	63,830
Securities sold under repurchase agreements	458,787	634,581
Other liabilities	51,484	45,260
Other borrowed funds	8,164	5,941
Long - term debt	5,509	28,564
Subordinated debenture	41,238	41,238
Total Liabilities	4,570,492	4,435,477
Common stockholders' equity	441,115	388,482
Total Liabilities and Stockholders' Equity	$ 5,011,607	$ 4,823,959

Net Interest Margin, FTE



4.70
4.60
4.50
4.40
4.30
4.20
4.10
4.00
%
3Q05
4Q05
1Q06
2Q06
3Q06
4Q06
1Q07
2Q07
3Q07
Quarters

First Interstate BancSystem, Inc.

P.O. Box 30918 □ Billings, Montana 59116 □ (406) 255-5390
www.firstinterstatebank.com

First Interstate BancSystem, Inc.
Third Quarter 2007

To our shareholders,

First Interstate BancSystem is pleased to announce record third quarter 2007 net income of $19,249,000, or $2.32 per diluted share, as compared to $16,746,000, or $2.02 per diluted share, during third quarter 2006. Third quarter 2007 return on average common equity was 17.95% and return on average assets was 1.53%, compared to 18.01% and 1.39%, respectively, during third quarter 2006.

Quarterly Results

Third quarter 2007 net interest income of $50,843,000 was $3,857,000 higher than in third quarter 2006, primarily due to organic loan growth. The net interest margin ratio of 4.51% increased 3 basis points from third quarter 2006. Average loans grew $250,967,000, or 8%, during third quarter 2007 as compared to the same period last year and average deposits grew $422,996,000 or 12%. Average repurchase (or Repo) agreements decreased $175,409,000, or 27%, during third quarter 2007, as compared to the same period last year primarily due to the migration of Repo customers to our new money market sweep deposit product introduced during first quarter 2007. The third quarter 2007 provision for loan losses of $1,875,000 was $154,000, or 8%, lower than the third quarter 2006 provision.

Noninterest income of $25,390,000 was $3,614,000, or 17%, higher than third quarter 2006. Third quarter 2007 noninterest income was positively impacted by a nonrecurring technology services contract termination fee of $2,037,000 and a nonrecurring gain from the conversion and subsequent sale of MasterCard stock of $737,000. Other major components of the quarter-over-quarter increase include additional fee income from higher volumes of debit and credit card transactions and increases in revenue from fiduciary activities, which increased $515,000 and $364,000, respectively, from third quarter 2006.

Noninterest expense of $44,581,000 was $2,883,000, or 7%, higher than third quarter 2006. Salary and benefits expense increased $2,224,000, or 10%, primarily due to the combined effects of inflationary wage increases, higher staffing levels, higher incentive and profit sharing accruals and increases in group medical insurance costs. In addition, occupancy expense increased $671,000, or 21%, as compared to third quarter 2006, primarily due to higher depreciation and maintenance expenses. Impairment charges related to mortgage servicing rights decreased $559,000 during third quarter 2007, as compared to the same period in 2006.

On October 5, 2007, we paid dividends of $0.65 per common share.

Year-to-Date Results

Year-to-date net income of $53,370,000, or $6.40 per diluted share, increased 4,353,000, or 9%, from $49,017,000, or $5.92 per diluted share, during the same period in 2006. Return on average equity was 16.96% for the first three quarters of 2007, as compared to 18.05% for the same period in 2006, return on average assets was 1.44% versus 1.40%.

Financial Highlights
Three Months ended September 30,

(Unaudited) (In thousands, except per share data)	2007	2006	% Change
OPERATING RESULTS			
Net income	$ 19,249	$ 16,746	14.9%
Diluted earnings per share	2.32	2.02	14.7%
Dividends per share	0.65	0.58	12.1%
PERIOD END BALANCES			
Assets	5,011,607	4,823,959	3.9%
Loans	3,528,108	3,288,470	7.3%
Investment securities	992,753	1,051,000	-5.5%
Deposits	4,005,310	3,616,063	10.8%
Common stockholders' equity	441,115	388,482	13.5%
Common shares outstanding	8,102	8,160	-0.7%
QUARTERLY AVERAGES			
Assets	4,988,835	4,767,599	4.6%
Loans	3,523,170	3,272,203	7.7%
Investment securities	985,381	1,015,254	-2.9%
Deposits	3,981,321	3,558,325	11.9%
Common stockholders' equity	425,476	368,980	15.3%
Common shares outstanding	8,109	8,093	0.2%

Although our year-to-date net interest income of $148,165,000 increased $8,784,000, or 6%, from the same period in 2006, our net interest margin ratio declined 3 basis points to 4.47%.

Total assets as of September 30, 2007 exceeded $5 billion. This milestone would not have been possible without the dedication of our talented team of employees, directors and advisory directors. Thank you and hearty congratulations!

In September 2007, we entered into an agreement with First Western Bancorp of South Dakota to acquire its banking and data servicing subsidiaries, with combined assets of approximately $1 billion. The transaction is expected to close during first quarter 2008. This is our first acquisition outside of our home states of Montana and Wyoming. We are excited about this opportunity to expand our market area into western South Dakota and are pleased to have First Western join the First Interstate family.

Lyle R. Knight
President
Chief Executive Officer

Terrill R. Moore
Executive Vice President
Chief Financial Officer